AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       of

                                SEBRN CORPORATION
                     --------------------------------------

To the Department of State
State of Florida

         Pursuant to the provisions of the Florida General Corporation Act, the corporation hereinafter named does hereby and amend and restate its Articles of Incorporation.

1. The name of the corporation is AMERICAN BUSINESS COMPUTERS CORPORATION. The name under which the corporation was originally incorporated was Sebrn Corporation. The date of the filing of the original Articles of Incorporation of the corporation with the Department of State of the State of Florida was June 25, 1980.

2. The Amended and Restated Articles of Incorporation of the corporation, which are hereinafter set forth in Article 6 hereof, were duly adopted by the Board of Directors of the corporation.

3. Articles I and IX of the corporation's Articles of Incorporation existing prior to the adoption of the amendments set forth herein, relating respectively to the name of the corporation and the registered office of the corporation in the State of Florida, are hereby amended so as to read as hereinafter set forth in the Amended and Restated Articles of Incorporation and are numbered in such Amended and Restated Articles of Incorporation as Articles I and V, respectively. Articles IV, VI, VII and VIII of the corporation's Articles of Incorporation existing prior to the adoption of the amendments set forth herein are hereby deleted in their entirety from the Amended and Restated Articles of Incorporation set forth below.

4. The aforesaid amendments were adopted by vote of the shareholders entitled to vote thereon at a meeting held on September 25, 1986.

5. The aforesaid amendments have been adopted pursuant to subsection (4) of
Section 607.194 of the Florida General Corporation Act, and there is no discrepancy between the Articles of Incorporation of the corporation as heretofore amended and the provisions of the Amended and Restated Articles of Incorporation as hereinafter set forth, except for the effects of the aforesaid amendments and the omission of matters of historical interest.

6. The following Amended and Restated Articles of Incorporation shall be the Articles of Incorporation of the corporation until amended and changed in accordance with the provisions of the Florida General Corporations Act:

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                     AMERICAN BUSINESS COMPUTERS CORPORATION

                                    ARTICLE I

         The name of the Corporation is AMERICAN BUSINESS COMPUTERS CORPORATION.

                                   ARTICLE II

         The Corporation may engage in any activity or business permitted under the laws of the United States and under the laws of the State of Florida.

                                   ARTICLE III

         The maximum number of shares of capital stock that the Corporation is authorized to issue is 20,000,000 shares at $.0l par value per share.

                                   ARTICLE IV

         The Corporation shall have perpetual existence unless sooner dissolved according to law.

                                    ARTICLE V

         The address of the Corporation's registered office in the State of Florida is c/o The Prentice-Hall Corporation System, Inc., Suite 420, First Florida Bank Building, City of Tallahassee 32301, County of Leon; and the name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

         IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed this 25th day of September, 1986.

                                          AMERICAN BUSINESS COMPUTERS
                                          CORPORATION


                                          By:_________________________________
                                              Joseph W. Shannon,
                                              Chairman of the Board of Directors

                                          -------------------------------------
                                              James J. Powers, Secretary

STATE OF OHIO     )
                  )  SS.:
COUNTY OF SUMMIT  )

         On this _____ day of September, 1986, before me, a Notary Public in and for the State and County aforesaid, personally appeared Joseph W. Shannon and James J. Powers, who acknowledged to me that they are the Chairman of the Board of Directors and Secretary, respectively, of American Business Computers Corporation and that each executed as such officer the foregoing instrument of such corporation as his act and deed and as the act and deed of such corporation.

         WITNESS my hand and seal of office on the date and year first aforesaid.


------------------------------
                                                   Notary Public
                                                   Commission Expires:

(Notarial Seal)


                  ACCEPTANCE OF APPOINTMENT BY REGISTERED AGENT

         Pursuant to the provisions of the Florida General Corporation Act, the undersigned does hereby accept its appointment as registered agent on which process may be served within the State of Florida for the proposed domestic corporation named in the foregoing Articles of Incorporation, and does hereby accept the obligations of Section 607:325, Florida General Corporation Act.

                                    The Prentice-Hall Corporation System, Inc.



                                    By:__________________________________
                                             Its Vice President
                                             Stephen S. Craig

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

                     AMERICAN BUSINESS COMPUTERS CORPORATION

--------------------------------------------------------------------------------
                                 (present name)

Pursuant to the provisions of section 607.l006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

Article I shall be deleted in its entirety and replaced with the following:

                                    ARTICLE I

                         The name of the corporation is ABC Dispensing
Technologies, Inc.






SECOND: If an amendment provides for in exchanger reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment if not contained in the amendment itself, are as follows:

THIRD:            The date of each amendment's adoption:    March 1, 1996.

FOURTH:           Adoption of Amendment(s) (CHECK ONE)

                  The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

                  The amendment(s) was/were approved by the shareholders through voting groups. The following statements must be separately provided for each voting group entitled to vote separately on the amendment(s): "The number of votes cast for the amendment(s) was/were sufficient for approval by__________________________________. "
                         voting group

                  The amendment(s) was/were approved by the board of directors without shareholder action and shareholder action was not required.

                  The amendment(s) was/were approved by the incorporators without shareholder action and shareholder action was not required.

         Singed this _______ day of ________________, 19__

Signature__________________________________________________________________
         (By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)

                                       OR

                   (By a director if adopted by the directors)

                                       OR

              (By an incorporator if adopted by the incorporators)



________________________________________________________________________________
                              Typed or printed name




________________________________________________________________________________
                                      Title

                                AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        ABC DISPENSING TECHNOLOGIES, INC.



To the Department of State
State of Florida

                  Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the corporation hereinafter named (the "Corporation") does hereby adopt the following Articles of Amendment:

         1. The name of the Corporation is ABC Dispensing Technologies, Inc.

         2. Article III of the Articles of Incorporation of the Corporation is hereby amended and restated so as henceforth to read as follows:

                       The total number of shares of stock that the Company
                  shall have authority to issue is fifty-five million (55,000,000), consisting of fifty million (50,000,000) shares of common stock (the "Common Stock") of the par value of one cent ($.01) each and five million (5,000,000) shares of preferred stock (the "Preferred Stock") of the par value of one cent ($.01) each.

                       The Preferred Stock may be divided into one or more
                  classes. The designation, relative rights, preferences and limitations of the shares of each class of Preferred Stock are as follows:

                       The shares of Preferred Stock may be issued from time to
                  time in one or more series of any number of shares; provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinafter authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions provided for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to the authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred

                  Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (e) may be made convertible into or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of shares the Company at such price or prices or at such rates or exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of, any outstanding shares of the Company; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

         3. The date of adoption of the aforesaid amendment was December 2, 1996.

         4. The number of votes cast for the said amendment by the shareholders was sufficient for the approval thereof.

         5. The effective time and date of these Articles of Amendment shall be at 5:00 p.m. on December 2, 1996.



                                          ABC DISPENSING TECHNOLOGIES, INC.



                                          --------------------------------
                                          Charles M. Stimac, Jr.
                                          President and Chief Executive Officer

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        ABC DISPENSING TECHNOLOGIES, INC.


TO:      THE SECRETARY OF STATE
         STATE OF FLORIDA


         Pursuant to the provision of Section 607.047 of the Florida General Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation.

         1. The name of the corporation is ABC Dispensing Technologies, Inc. (the "Corporation").

         2. The following resolution, establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Corporation on or about the 30th day of January, 1997, pursuant to authority vested in it by the Certificate of Incorporation:

         RESOLVED, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby classify 480 shares of preferred stock of the Corporation as a class designated 9% Convertible Cumulative Redeemable Preferred Stock, Series A; and it is further

         RESOLVED, that a description of such 9% Convertible Cumulative Redeemable Preferred Stock, Series A, including the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, all as set by the Board of Directors of the Corporation, is set forth in the attached Certificate of Designation Establishing the 9% Convertible Cumulative Redeemable Preferred Stock, Series A and Fixing the Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights, and the Qualifications, Limitations and Restrictions of the 9% Convertible Cumulative Redeemable Preferred Stock, Series A.

         3. The resolution was adopted by the Board of Directors by Unanimous Consent on or about January 30, 1997.

         4. The Certificate of Incorporation of the corporation is amended so that the designation and number of shares of each class and series acted upon in the resolution, and the relative rights, preferences and limitations of each such class and series are as stated in the resolution.


ABC DISPENSING TECHNOLOGIES, INC.



By:____________________________________
      Charles M. Stimac, Jr., President

                        ABC DISPENSING TECHNOLOGIES, INC.


         Certificate of Designation Establishing the 9% Convertible Cumulative Redeemable Preferred Stock, Series A and Fixing the Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights, and the Qualifications, Limitations and Restrictions of the 9% Convertible Cumulative Redeemable Preferred Stock, Series A


         There is hereby established a new series of the preferred stock ("Preferred Stock") of ABC Dispensing Technologies, Inc., a Florida corporation ("Corporation"), to which the following powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, of the shares of such new series of preferred stock shall apply:

         1. Designation and Rank.

         The series (this "Series") of shares of Preferred Stock shall be designated as "9% Convertible Cumulative Redeemable Preferred Stock, Series A" (the "Series A Preferred Stock"), and each share of Series A Preferred Stock shall have a liquidation value of $12,500 per share. Shares of Series A Preferred Stock shall have a liquidation preference of $12,500 per share, plus an amount per share equal to any dividends declared but unpaid, without interest.

         The Series A Preferred Stock shall rank prior to common stock of all classes (collectively, "Common Stock") of the Corporation and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities of the Corporation are collectively referred to herein as the "Junior Stock"), other than any class or series of equity securities of the Corporation expressly designated as ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation. The Series A Preferred Stock shall be junior to the creditors of the Corporation. The Series A Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the charter of the Corporation.

         The number of shares of Series A Preferred Stock may be increased or decreased from time to time by a vote of not less than a majority of the members of the Board then in office, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants, if any, to purchase shares of Series A Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of Series A Preferred Stock.

         2. Dividends.

         (a) Payment of Dividends. Holders of shares of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash (except as provided below) dividends at an annual rate of 9% of the $12,500 liquidation preference per share ($562.50 per share bi-annually), and no more. Such cumulative dividends shall be payable, if declared, bi-annually on August 1 and February 1, in each year, or if such day is not a business day, on the next business day (each such date, a "Dividend Payment Date"). If the Corporation elects, the Corporation may make dividend payments in shares of Common Stock of the Corporation valued at 90% of the then current market price of the Common Stock ("Dividend Stock"); provided, however, no fractional shares or scrip representing any fractional shares shall be issued. Instead of any fractional shares of Dividend Stock which would otherwise be issuable, upon election of the Corporation to make dividend payments in the form of Common Stock, the Corporation shall pay a cash adjustment in respect of such fractional share of Common Stock in an amount equal to the same fraction of 90% of the then current market price of a share of Common Stock. For these purposes, the "current market price" shall mean the average of the daily closing prices for thirty (30) consecutive business days prior to such dividend payment date. The closing price for each day shall be the last sale price regular way, or, in case no such report of sale takes place on such day, the average of the last reported bid and asked prices regular way in either case on a principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to listing on such exchange, the average of the highest reported bid and lowest reported ask price as reported by NASDAQ, or similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors. The first Dividend Payment Date shall be February 1, 1997. Each declared dividend shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock books of the Corporation at the close of business on such record dates, not more than forty-five (45) calendar days nor fewer than ten
(10) calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each such date, a "Record Date"). Semi-annual dividend periods (each a "Dividend Period") shall commence on a Dividend Payment Date and shall end on and include the day immediately preceding the next Dividend Payment Date; provided, however, that the first Dividend Period (the "Initial Dividend Period") shall commence, with respect to each holder of Series A Preferred Stock, on the date the Corporation accepted such holder's subscription for the Series A Preferred Stock and shall end on and include January 31, 1997.

         The amount of dividends payable on each share of the Series A Preferred Stock for each full Dividend Period during which such share is outstanding shall be $562.50. The amount of dividends payable for the Initial Dividend Period and for any Dividend Period which, as to a share of Series A Preferred Stock (determined by reference to the issuance date and the redemption or retirement date thereof), is other than one full Dividend Period shall be computed on the basis of a 360-day year composed of twelve (12) thirty (30) day months and the actual number of days elapsed in the Initial Dividend Period or such Dividend Period.

         Holders of the Series A Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series A Preferred Stock (whether or not declared by the Board of Directors) which may be unpaid. Any dividend payment made on any share of Series A Preferred Stock shall first be credited against the earliest unpaid accrued dividend with respect to such share of Series A Preferred Stock.

         (b) Dividends Cumulative. The right of holders of Series A Preferred Stock to receive dividends shall commence to accrue and shall be cumulative from and including the date of its original issuance (or in the case of shares of Series A Preferred Stock subscribed for prior to the date hereof, the date the Corporation accepted such subscription) and shall be cumulative whether or not they have been paid or declared.

         (c) Priority as to Dividends. No full dividends shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any Dividend Period unless full dividends have been or contemporaneously are declared and paid (or declared and a sum (or amount of Dividend Stock) sufficient for the payment thereof set apart for such payment) on the Series A Preferred Stock for such Dividend Period. When dividends are not paid in full (or declared and a sum (or amount of Dividend Stock) sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Stock and any Parity Stock, dividends declared on the Series A Preferred Stock and Parity Stock shall only be declared pro rata based upon the respective amounts that would have been paid on the Series A Preferred Stock and such Parity Stock had dividends been declared in full.

         In addition to the foregoing restriction, the Corporation shall not declare, pay or set apart funds for any dividends or other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock of the Corporation or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Common Stock or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Corporation shall have paid in full all accrued cumulative dividends on the Series A Preferred Stock through the most recent preceding Dividend Period or funds (or the requisite amount of Dividend Stock) have been paid over to the dividend disbursing agent of the Corporation for payment of such dividends, and (ii) the Corporation has declared a dividend on the Series A Preferred Stock for the current Dividend Period, and sufficient funds or Dividend Stock have been paid over or delivered to the dividend disbursing agent for the Corporation for the payment of such dividend for such current Dividend Period.

         No dividend shall be paid or set aside for holders of Series A Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of equity securities of the Corporation, if any, ranking prior to the Series A Preferred Stock as to dividends for such Dividend Period.

         (d) Any reference to "dividends" or "distributions" in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

         2A. Negative Pledge.

         The Corporation will not grant or permit the existence of any liens on any of the assets of the Corporation except:

         (i) Purchase money security interests incurred from time to time in connection with the acquisition of additional assets (included capitalized lease obligations);

         (ii) Liens granted from time to time by the Corporation to financial institutions and/or insurance companies to secure working capital loans to the Corporation;

         (iii) Liens for taxes not yet due which are contested in good faith by appropriate proceedings;

         (iv) Carrier's, warehousemen's, mechanic's, materialmen's, repairmen's, landlord's liens or other like lines arising in the ordinary course of business; and

         (v) Easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business.

         3. Redemption

         (a) General. The shares of Series A Preferred Stock may be redeemed by the Corporation or its successor or any acquiring or resulting entity with respect to the Corporation (including by any parent or subsidiary of the Corporation, any such successor, or any such acquiring or resulting entity), as applicable, at its option, in whole or in part, at any time or from time to time, upon notice as provided in subsection (b) of this Section 3, by resolution of the Board of Directors of the Corporation or its successor or any acquiring or resulting entity with respect to the Corporation (including by any parent or subsidiary of the Corporation, any such successor, or any such acquiring or resulting entity), as applicable, at price equal to $12,750 per share if the redemption takes place on or before December 31, 1998 or $12,625 per share if the redemption takes place at any time thereafter, plus, in each case, an amount in cash equal to all accrued and unpaid dividends to the date fixed for redemption, without interest.

         The aggregate redemption price payable to each holder of record of Series A Preferred Stock to be redeemed shall be rounded to the nearest cent ($0.01).

         If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select those shares to be redeemed pro rata, by lot or such other methods as the Board of Directors in its sole discretion determines to be equitable. If redemption is being affected by the Corporation, on and after the redemption date, dividends shall cease to accrue on the shares of Series A Preferred Stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any accrued but unpaid dividends to the date fixed for redemption) has been duly paid or provided for. If redemption is being effected by an entity other than the Corporation, on and as of the redemption date, such entity shall be deemed to own the shares being redeemed for all purposes hereof provided that the redemption price (including the amount of any declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

         If redemption is being effected by the Corporation, on and as of the redemption date, dividends shall cease to accrue on the shares of Series A Preferred Stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any declared but unpaid dividends to the date fixed for redemption) has been duly paid. If redemption is being effected by an entity other than the Corporation, on and as of the redemption date such entity shall be deemed to own the shares being redeemed for all purposes of hereunder, provided that the redemption price (including the amount of any declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

         (b) Notice of Redemption. Notice of any redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price and
(iii) a statement that dividends on the shares of Series A Preferred Stock (A) to be redeemed by the Corporation will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Corporation will thereafter accrue solely for the benefit of such entity, shall be mailed, postage prepaid, at least thirty (30) days, but not more than sixty (60) days, prior to said redemption date to each holder of record of Series A Preferred Stock to be redeemed at his or her address as the same shall appear on the stock books of the Corporation. If less than all of the shares of Series A Preferred Stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

         If such notice of redemption shall have been so mailed, and if, on or before the redemption date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation (or other entity as provided in subsection (a) of this Section 3) separate and apart from its other funds in trust for the account of the holders of shares of Series A Preferred Stock to be redeemed (so as to be and continue to be available therefor), then, on and after said redemption date, notwithstanding that any certificate for shares of Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation or transfer, the shares of Series A Preferred Stock
(A) so called for redemption by the Corporation shall be deemed to be no longer outstanding and all rights with respect to such shares of

Series A Preferred Stock so called for redemption shall forthwith cease and terminate, or (B) so called for redemption by an entity other than the Corporation shall be deemed owned for all purposes hereof by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Corporation or such other entity) of their certificates.

         In the event that holders of shares of Series A Preferred Stock that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a Corporation or trust company for the redemption of such shares, such Corporation or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date of redemption.

         (c) Status of Shares Redeemed. Shares of Series A Preferred Stock redeemed, purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as shares of Series A Preferred Stock.

4.       Liquidation Preference.

         (a) Liquidating Distributions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive for each share thereof, out of the assets of the Corporation legally available for distribution to shareholders under applicable law, or the proceeds thereof, before any payment or distribution of the assets shall be made to holders of shares of Common Stock or any other Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference with respect to distributions upon liquidation and the Corporation's general creditors, including its depositors), liquidating distributions in the amount of $12,500 per share, plus an amount per share equal to any dividends accrued but unpaid, without interest.

         If the amounts available for distribution in respect of shares of Series A Preferred Stock and any outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all of the outstanding shares of Series A Preferred Stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any liquidating distribution of assets by the Corporation. All distributions made in respect of Series A Preferred Stock in connection with such a liquidation, dissolution or winding up of the Corporation shall be made pro rata to the holders entitled thereto.

         (b) Consolidation, Merger or Certain Other Actions. Neither the consolidation, merger or other business combination of the Corporation with or into any other person, nor the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

5.       Voting Rights.

         Holders of shares of Series A Preferred Stock shall have no voting rights.

6.       Conversion Rights.

         The holders of shares of Series A Preferred Stock shall have rights to convert such shares into shares of Common Stock. The shares of Series A Preferred Stock are convertible at the option of the holder, in whole or in part, at any time after March 1, 1997 (the "Initial Conversion Date") and prior to maturity into Common Stock at the price per share of Common Stock which equals (i) $1.00 per share as such price may from time to time be adjusted pursuant to the terms set forth herein (the "Conversion Price"). No fractional shares or scrip representing any fractional shares shall be issued; instead of any fractional shares of such Common Stock which would otherwise be issuable upon such conversion, the Corporation shall pay a cash adjustment in respect of such fractional share of Common Stock in an amount equal to the same fraction of the then current market price of a share of Common Stock. Accrued dividends through the date of conversion will be paid to the holder in cash or, at the election of the Corporation, in Common Stock valued at 90% of the then current market price of a share of Common Stock. For these purposes, "current market price" shall have the meaning ascribed thereto in Section 2(a) hereof. In the event that the Corporation shall, at any time prior to the exercise of conversion rights hereunder: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Corporation; or
(ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or in shares of any class or classes; or (iii) transfer its property as an entirety or substantially as an entirety to any other company; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation or partial liquidation dividend or by way of return of capital; then, upon the subsequent exercise of conversion rights, the holder thereof shall receive, in addition to or in substitution for the shares of Common Stock to which it would otherwise be entitled upon such exercise, such additional shares of stock or scrip of the Corporation, or such reclassified shares of stock of the Corporation, or such shares of the securities or property of the Corporation resulting from such transfer, or such assets of the Corporation, which it would have been entitled to receive had it exercised such conversion rights prior to the happening of any of the foregoing events. Additionally, in the event of any of the foregoing events or transactions, the Conversion Price shall be appropriately adjusted, if necessary.

         Each share of Series A Preferred Stock, if converted into Common Stock as prescribed above, will also entitle the holder to Warrants to purchase a number of shares of Common Stock, at a price of $1.25 per share, during a five
(5) year period, commencing on the date of issuance, equal to the number of shares of Common Stock received by the holder upon such conversion. The Warrants shall be redeemable by the Corporation, at its sole option, at a redemption price of $.05 per share underlying the Warrants to be redeemed, at any time commencing from the date of issuance, upon not less than thirty (30) days prior written notice, if the current market price of the Common Stock equals or exceeds $3.00 per share for any sixty (60) consecutive trading day period during which the shares of Common Stock underlying the Warrants to be redeemed are the subject of an effective and current registration statement under the Securities Act of 1993, as amended. "Current market price" for purposes of this Section 6 shall have the meaning ascribed thereto in Section 2(a) hereof; except that any reference therein to an average price over a period of thirty (30) business days shall instead refer to an actual price for each of sixty (60) consecutive trading days. The exercise price of the Warrants shall be adjusted under the same circumstances and in the same manner as the adjustments described in the preceding paragraph regarding the Conversion Price.

7.       No Sinking Fund.

         No sinking fund shall be established for the retirement or redemption of shares of Series A Preferred Stock.

8.       Preemptive or Subscription Rights.

         No holder of shares of Series A Preferred Stock shall have any preemptive or subscription rights in respect of any shares of the Corporation that may be issued.

9.       No Other Rights.

         The shares of Series A Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth herein, or as otherwise required by law.

10.      Compliance with Applicable Law.

         Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series A Preferred Stock and the repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsections (a) and (b) of Section 3 hereof) of shares of Series A Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements between the Corporation and its creditors from time to time in effect.

Signatures


Signed by:

_________________________________________            Date: January   , 1997
Charles M. Stimac, Jr.
Title:   President and Chief Executive Officer